Exhibit 4

EXECUTION VERSION

AMENDMENT NO. 2 TO SHARE PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 TO SHARE PURCHASE AGREEMENT (this “Amendment”), dated as of October 26, 2020, is entered into by and among Parfield International Ltd., a British Virgin Islands company (“Parfield”), Amplewood Resources Ltd., a British Virgin Islands company (“Amplewood,” together with Parfield, collectively, the “Seller”) and Point Forward Holdings Limited, a Cayman Islands company (the “Purchaser”).

WHEREAS, the Seller and Beachhead Holdings Limited, a Cayman Islands company (“Beachhead”) entered into a share purchase agreement dated as of September 18, 2019 (as amended by amendment no. 1 thereto dated as of March 17, 2020, the “SPA”), pursuant to and subject to the terms and conditions of which, the Seller has agreed to sell to Beachhead, and Beachhead has agreed to purchase from the Seller the Sale Shares;

WHEREAS, pursuant to an assignment agreement dated as of April 8, 2020 (the “Assignment Agreement”) by and between Beachhead and the Purchaser, Beachhead has absolutely and irrevocably assigned to the Purchaser, and the Purchaser has accepted the assignment from Beachhead, all the interests, rights, obligations and covenants of Beachhead with respect to and in connection with the sale and purchase of the Sale Shares under the SPA;

WHEREAS, pursuant to a waiver letter dated as of April 8, 2020 (the “CP Waiver Letter”), the Seller, Beachhead and the Purchaser have agreed to waive Sections 4.1(c) and 4.2(c) of the SPA as conditions to consummate the Closing under the SPA;

WHEREAS, on April 9, 2020, the Seller completed the sale of Sale Shares to the Purchaser pursuant to the terms and conditions of the SPA, the Assignment Agreement and the CP Waiver Letter;

WHEREAS, Section 6.4 of the SPA provides that the SPA may be amended by written instrument making specific reference to the SPA signed by the party of the SPA against whom enforcement of such amendment is sought; and

WHEREAS, the parties hereto desire to amend the SPA pursuant to the terms as set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the SPA.

2.            Payment of Price Adjustment Amount. Notwithstanding anything to the contrary in the SPA or herein, the Purchaser hereby agrees to, as soon as practicable and in any event within five (5) Business Days after the date of this Amendment, pay to the Seller immediately available funds in US dollars by wire transfer into such account designated by the Seller in Schedule A hereto in an amount equal to the product of (a) US$19.00 multiplied by (b) the number of the Sale Shares.

3.            Amendment to SPA. Section 5.2 (Price Adjustment) of the SPA and the definitions “Catherine Take-Private Per Share Consideration” and “Take-Private Transaction” set forth under Section 6.1 (Certain Definitions) of the SPA are hereby deleted in their entirety and shall be null and void ab initio and be of no force and effect, and the Purchaser and its Affiliates shall have no obligations or liabilities under such provisions (whether accrued, contingent or otherwise).

4.            No Further Amendment. The parties hereto agree that all other provisions of the SPA shall, subject to Sections 2 and 3 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties hereto in accordance with their terms. This Amendment forms an integral and inseparable part of the SPA.

5.            References. All references to the SPA (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the SPA shall refer to the SPA as amended by this Amendment. Notwithstanding the foregoing, references to the date of the SPA (as amended hereby) and references in the SPA to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to September 18, 2019.

6.            Other Miscellaneous Terms. The provisions of Sections 6.4 (Complete Agreement; Amendments; Waivers), 6.5 (Expenses), 6.6 (Severability), 6.7 (Binding Effect; Assignment), 6.8 (Governing Law), 6.9 (Dispute Resolution), 6.10 (Notices), 6.11 (Survival), 6.12 (Section and Other Headings), and 6.13 (Counterparts) of the SPA shall apply mutatis mutandis to this Amendment, and to the SPA as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the day and year first above written.

Parfield International Ltd.

By:	/s/ Marc Chan
Name:	Marc Chan
Title:	Director

[Signature Page to Amendment No. 2 to Share Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the day and year first above written.

Amplewood Resources Ltd.

By:	/s/ Marc Chan
Name:	Marc Chan
Title:	Director

[Signature Page to Amendment No. 2 to Share Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the day and year first above written.

Point Forward Holdings Limited

By:	/s/ Hui Li
Name:	Hui Li
Title:	Director

[Signature Page to Amendment No. 2 to Share Purchase Agreement]

Schedule A

Designated Account of the Seller